Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Mitsubishi UFJ Financial Group, Inc. of our reports dated February 21, 2025, relating to the financial statements of Morgan Stanley and subsidiaries (the “Firm”) and the effectiveness of the Firm’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Firm for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

New York, New York

April 22, 2026